Exhibit 99.01

CONTACTS:
For Media Inquiries:	For Investor Inquiries:
Jared Tipton Cepheid Corporate Communications Tel: (408) 400-8377 jared.tipton@cepheid.com	Jacquie Ross Cepheid Investor Relations Tel: (408) 400-8329 jacquie.ross@cepheid.com

Cepheid Announces Preliminary 2008 Fourth Quarter

and Full Year Revenue Results

SUNNYVALE, CALIF. —January 13, 2009— Cepheid (NASDAQ: CPHD) today announced preliminary revenue results for its 2008 fourth quarter and full year ended December 31, 2008.

Based on the company’s preliminary financial results, total revenue for the fourth quarter of 2008 is expected to be approximately $38 million, with total product revenue of approximately $36 million. Total revenue for the full year ended December 31, 2008 is expected to be approximately $170 million, with total product revenue of approximately $159 million. Core clinical revenue is expected to be approximately $25 million for the fourth quarter of 2008, and approximately $91 million for the full year.

While detailed financial results are not yet available, the company expects to confirm 99 GeneXpert system and 598 module placements in the fourth quarter. 45 of the GeneXpert placements and 426 modules were in North America. For the full year, GeneXpert system placements are expected to be 458 and module placements are expected to be 2,518.

Xpert MRSA test revenue is expected to be approximately $14 million for the fourth quarter of 2008, which compares to Xpert MRSA test revenue of approximately $5 million reported in the fourth quarter of 2007. For the full year, Xpert MRSA test revenue is expected to be approximately $47 million, which compares to 2007 revenue of approximately $9 million.

Fourth quarter and full year preliminary revenue results are pending finalization of the company’s financial results for the quarter and year ended December 31, 2008 and accordingly are subject to change.

“While interest in our GeneXpert system and expanding menu of Xpert tests continues to grow, ongoing economic turbulence and uncertainty proved to have more of an impact on our customers than we had anticipated,” said Cepheid’s Chief Executive Officer, John Bishop. “As we enter 2009, we remain confident that our GeneXpert system will continue on its path to becoming the molecular platform of choice. While the current economic environment will clearly demand cautious and deliberate navigation, we fully expect to continue to grow our core clinical business during 2009.”

2009 Revenue Guidance

For the fiscal year ending December 31, 2009, the company currently expects total revenue to be approximately flat with total revenue for the fiscal year ending December 31, 2008, with growth in our core clinical business offsetting the previously disclosed declines of approximately $25 million in Cepheid’s non-core clinical and biothreat businesses.

Presentation at Today’s J.P. Morgan Conference Available on Company Website

As announced in a separate press release issued by the company on December 4, 2008, Cepheid will today make a presentation at the J.P. Morgan Healthcare Conference in San Francisco, California. A webcast of the presentation and subsequent discussion will be accessible live and as a replay on the company’s website at www.cepheid.com/investors.

2008 Fourth Quarter and Full Year Earnings Announcement and Conference Call

Cepheid will announce its 2008 fourth quarter and full year results after the market closes on Thursday, February 5, 2009 and will host a management presentation at 2 p.m. Pacific Time that day to discuss the results.

Interested participants and investors may also listen to the live teleconference call by dialing 888-396-2298 (domestic) or 617-847-8708 (international), and entering participant code 81765966. A replay will be available for seven days beginning at 4 p.m. Pacific Time. Access numbers for this replay are 888-286-8010 (domestic) and 617-801-6888 (international), with passcode 18804591.

Accessing Webcasts

To access the live webcasts for these events, please visit Cepheid’s website at www.cepheid.com/investors at least 15 minutes before the schedule start time to download any necessary audio or plug-in software. Replays of the webcasts will be available shortly following each presentation and will remain available for at least 90 days.

About Cepheid

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is an on-demand molecular diagnostics company that develops, manufactures, and markets fully-integrated systems and tests for genetic analysis in the clinical, industrial and biothreat markets. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Cepheid’s easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market.

Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to 2008 and 2009 revenues, potential growth in clinical product sales, and demand for certain products. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the fact that the audit for 2008 has not yet been completed, and therefore could have audit-related adjustments; the impact of the significant global economic downturn on the company’s target markets; success in increasing direct sales and the effectiveness of new sales personnel; the performance and market acceptance of new products; sufficient customer demand; our ability to develop and complete clinical trials successfully in a timely manner for new products; uncertainties related to the FDA regulatory and European regulatory processes; the level of testing at clinical customer sites; changes in the protocols or levels of testing for MRSA and other Healthcare Associated Infections (HAIs); the company’s ability to successfully introduce and sell products in clinical markets other than HAIs; the mix of products sold; the rate of environmental biothreat testing conducted by the USPS, which will affect the amount of consumable products sold to the USPS; unforeseen development and manufacturing problems; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; the company’s reliance on distributors in some regions to market, sell and support its products; the impact of competitive products and pricing; and the company’s ability to manage geographically-dispersed operations. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K for 2007 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.